Filed pursuant to Rule 424(b)(3)

File No. 333-256560

MassMutual AccessSM Pine Point Fund
(the “Fund”)

Class 1 Shares

Class 2 Shares

Class 3 Shares

Supplement dated August 26, 2022 to the
Prospectus and Statement of Additional Information (“SAI”), each dated August 1, 2022

This supplement provides new and additional information beyond that contained in the Prospectus and SAI. It should be retained and read in conjunction with the Prospectus and SAI.

Effective August 24, 2022, Mses. Jill Dinerman and Jill Olmstead and Messrs. Mark F. Mulhern and Thomas W. Okel were appointed and elected as trustees of the Fund. Effective immediately, the following changes are made to the Prospectus and SAI.

The last sentence in the section entitled “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus is deleted in its entirety and replaced with the following:

Morgan, Lewis & Bockius LLP serves as counsel to the Independent Trustees of the Fund.

The subsection entitled “Independent Trustees” of the section entitled “Board of Trustees and Officers” in the SAI is deleted in its entirety and replaced with the following:

Mark F. Mulhern	Trustee of the Fund

300 S. Tryon St., Suite 2500
Charlotte, North Carolina 28202

Year of birth: 1960

Trustee of the Fund since 2022

Trustee of 5 portfolios in the fund complex

Director (since 2015), McKim and Creed (engineering service firm); Director (since 2016), Barings BDC, Inc. (business development company advised by Barings); Director (since 2020), Barings Capital Investment Corporation (business development company advised by Barings); Director (since 2020), Intercontinental Exchange (publicly-traded provider of marketplace infrastructure, data services and technology solutions); Director (since 2020), ICE Mortgage Technology (cloud-based platform provider for the mortgage finance industry); Director (since May 2021), Barings Private Credit Corporation (business development company advised by Barings); Trustee (since 2021), Barings Global Short Duration High Yield Fund (closed-end investment company advised by Barings); Trustee (since 2022), MassMutual AccessSM Pine Point Fund (closed-end investment company sub-advised by Barings); Director and Audit Committee member (2012-2014), Highwood Properties (real estate investment trust); and Director (2015-2017), Azure MLP (midstream oil and gas); and Executive Vice President and Chief Financial Officer (2014-2021), Highwood Properties, Inc. (publicly-traded real estate investment trust).

Thomas W. Okel	Chairperson and Trustee of the Fund

300 S. Tryon St., Suite 2500
Charlotte, North Carolina 28202

Year of birth: 1962

Trustee of the Fund since 2022

Trustee of 5 portfolios in the fund complex

Trustee (since 2012), Barings Global Short Duration High Yield Fund (closed-end investment company advised by Barings); Trustee (since 2015), Horizon Funds (mutual fund complex); Director (since 2018), Barings

BDC, Inc. (business development company advised by Barings); Director (since 2020), Barings Capital Investment Corporation (business development company advised by Barings); Director (since 2021), Barings Private Credit Corporation (business development company advised by Barings); Trustee (since 2022), MassMutual AccessSM Pine Point Fund (closed-end investment company sub-advised by Barings); Global Head of Syndicated Capital Markets (1989-2010), Bank of America Merrill Lynch; Executive Director (2011-2019), Catawba Lands Conservancy; and Trustee (2013-2021), Barings Funds Trust (open-end investment company advised by Barings).

Jill Olmstead	Trustee of the Fund

300 S. Tryon St., Suite 2500
Charlotte, North Carolina 28202

Year of birth: 1963

Trustee of the Fund since 2022

Trustee of 5 portfolios in the fund complex

Chief Human Resources Officer, (since 2018), LendingTree, Inc. (online lending marketplace); Director (since 2018), Barings BDC, Inc. (business development company advised by Barings); Director (since 2020), Barings Capital Investment Corporation (business development company advised by Barings); and Director (since 2021), Barings Private Credit Corporation (business development company advised by Barings); Trustee (since 2021); Barings Global Short Duran High Yield Fund (closed-end investment company advised by Barings); Trustee (since 2022), MassMutual AccessSM Pine Point Fund (closed-end investment company sub-advised by Barings); and Founding Partner (2010-2018), Spivey & Olmstead, LLC (talent and leadership consulting firm).

The subsection entitled “Interested Trustee” of the section entitled “Board of Trustees and Officers” in the SAI is deleted in its entirety and replaced with the following:

Jill Dinerman[1]	Trustee of the Fund

300 S. Tryon St., Suite 2500
Charlotte, North Carolina 28202

Year of birth: 1976

Trustee of the Fund since 2022

Trustee of 1 portfolio in the fund complex

Global Head of Legal and General Counsel (since 2020), Managing Director (since 2016), Associate General Counsel and Corporate Secretary (2018-2020), Senior Counsel (2016-2018), Counsel and Director (2011-2016), Barings; Chief Legal Officer (since 2020), Assistant Secretary (2019-2020), Barings Corporate Investors and Barings Participation Investors (closed-end investment companies advised by Barings); Chief Legal Officer (since 2020), Assistant Secretary (2019-2020), Barings BDC, Inc. (business development company advised by Barings); Chief Legal Officer (since 2020), Barings Capital Investment Corporation (business development company advised by Barings); Chief Legal Officer (since 2021), Barings Private Credit Corporation (business development company advised by Barings); Secretary (since 2018), Barings Securities LLC (registered broker-dealer); Non-Executive Director (since 2018), Baring International Investments Limited (registered investment adviser); Non-Executive Director (since 2021), Baring Asset Management Limited (registered investment adviser); Non-Executive Director (since 2021), Baring Investment Services Limited (financial service firm); Non-Executive Director (since 2021), Barings (U.K.) Limited (financial service firm); Non-Executive Director (since 2021), Barings Europe Limited (financial service term); Vice President, Secretary and Chief Legal Officer (2020-2021), Assistant Secretary (2019-2020), Barings Funds Trust (open-end Investment company advised by Barings); Vice President (2020-February 2022), Secretary (2020-2021), Assistant Secretary (2019-2020), of Barings Global Short Duration High Yield Fund (closed-end investment companies advised by Barings); Trustee (since 2022), MassMutual AccessSM Pine Point Fund (closed-end investment company sub-advised by Barings).

1 Ms. Dinerman is an “Interested Person,” as that term is defined in the 1940 Act, as an employee of Barings.

The subsection entitled “Additional Information About the Trustees” of the section entitled “Board of Trustees and Officers” in the SAI is deleted in its entirety and replaced with the following:

In addition to the information set forth above, the following specific experience, qualifications, attributes, and skills apply to each Trustee. Each Trustee was appointed to serve on the Board based on his or her overall experience and the Board did not identify any specific qualification as all-important or controlling. The information in this section should not be understood to mean that any of the Trustees is an “expert” within the meaning of the federal securities laws.

Thomas W. Okel  —  Mr. Okel brings over 20 years of experience in the underwriting, structuring, distribution and trading of debt used for corporate acquisitions, leveraged buyouts, recapitalizations and refinancings. He previously served from 2011 to 2019 as Executive Director of Catawba Lands Conservancy, a non-profit land trust. Prior to joining Catawba Lands Conservancy, he served as Global Head of Syndicated Capital Markets at Bank of America Merrill Lynch, where he managed capital markets, sales, trading and research for the United States, Europe, Asia and Latin America from 1989 to 2010. He currently serves as trustee or director of several public companies and non-profit organizations, including Barings BDC, Inc., Barings Capital Investment Corporation and Barings Private Credit Corporation (business development companies advised by Barings); and is Chairman of the Board of Directors of Horizon Funds, a mutual fund complex. Mr. Okel holds a Bachelor of Arts in Economics from Davidson College and a Masters of Management, Finance, Accounting and Marketing from Kellogg School of Management, Northwestern University.

Mark F. Mulhern  —  Mr. Mulhern brings significant public company experience, both as a senior executive and as a board member. From September 2014 until his retirement on January 1, 2022, he served as Executive Vice President and Chief Financial Officer of Highwoods Properties, Inc., a Raleigh, North Carolina based publicly-traded real estate investment trust. Prior to joining Highwoods, Mr. Mulhern served as Executive Vice President and Chief Financial Officer of Exco Resources, Inc. Prior to Exco, he served as Senior Vice President and Chief Financial Officer of Progress Energy, Inc. from 2008 until its merger with Duke Energy Corporation in 2012. He joined Progress Energy in 1996 as Vice President and Controller and served in a number of leadership roles at Progress Energy, including Vice President of Strategic Planning, Senior Vice President of Finance and President of Progress Ventures. He also spent eight years at Price Waterhouse, now known as PricewaterhouseCoopers LLP. Mr. Mulhern previously served on the Highwoods Board of Directors and Audit Committee from January 2012 through August 2014. He currently serves on the boards of Barings BDC, Inc., Barings Capital Investment Corporation and Barings Private Credit Corporation (business development companies advised by Barings). Additionally, Mr. Mulhern serves on the board of the Intercontinental Exchange, a Fortune 500 company and provider of marketplace infrastructure, data service and technology solutions to a broad range of customers. He also serves on the board of Ellie Mae, Inc., the operating company of ICE Mortgage Technology, both of which are subsidiaries of Intercontinental Exchange. Mr. Mulhern also currently serves on the board of McKim and Creed, a North Carolina based professional engineering services firm. Mr. Mulhern is a Certified Public Accountant and is a graduate of St. Bonaventure University.

Jill Olmstead  —  Ms. Olmstead has over 22 years of senior leadership experience in human resources in the financial services industry. She is currently the Chief Human Resources Officer at LendingTree, Inc. and was a Founding Partner of Spivey & Olmstead, LLC, a talent and leadership consulting firm with expertise in the fields of executive development and talent management founded in June 2010. She also currently serves on the boards of Barings BDC, Inc., Barings Capital Investment Corporation and Barings Private Credit Corporation (business development companies advised by Barings). In her capacity as Managing Director (2006 to 2009) and Executive Vice President (2000 to 2006) at Wachovia Corporation (now Wells Fargo) she was both the Head of Human Resources for the Corporate and Investment Bank and the Head of Human Resources for the International Businesses. Prior to this, she formed and led the Leadership Practices Group at Wachovia to create and implement a company-wide talent management process that identified, developed, tracked and promoted high potential leaders throughout their careers. Ms. Olmstead received a Bachelor of Science at Clemson University and a Masters in Organization Behavior and Development at Fielding University, Santa Barbara, CA.

Jill Dinerman  — Ms. Dinerman is Global Head of Legal of Barings where she oversees the global legal function advising the firm on a wide range of legal and business issues and providing support for all of its investment teams. She is a member of Barings’ Senior Leadership Team. Ms. Dinerman has been a member of the Barings legal team since 2011, holding several roles in corporate governance and supporting the U.S. Fixed Income team. Before joining

Barings in 2011, she was a Senior Associate at Katten Muchin Rosenman. She started her career as an Associate at Pillsbury Winthrop. Ms. Dinerman has served on the boards of several local Jewish agencies and on the board of Girls on the Run Charlotte, a nonprofit that empowers young women so they can activate their limitless potential. She holds a B.A. in Psychology from the University of Maryland and a J.D. from The George Washington University Law School.

The subsection entitled “Trustee Ownership of Securities” of the section entitled “Board of Trustees and Officers” in the SAI is deleted in its entirety and replaced with the following:

	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies
Independent Trustees
Thomas W. Okel	None	$0
Mark F. Mulhern	None	$0
Jill Olmstead	None	$0
Interested Trustee
Jill Dinerman	None	$0
* The table above provides information as of December 31, 2021.

The subsection entitled “Trustee Compensation” of the section entitled “Board of Trustees and Officers” in the SAI is deleted in its entirety and replaced with the following:

In consideration of the services rendered by the Independent Trustees, the Fund pays each Independent Trustee an amount of $10,000 per quarter. Trustees that are interested persons will not be compensated by the Fund. The Trustees do not receive any pension or retirement benefits.

The following table sets forth the compensation paid to the Fund’s Independent Trustees during the Fund's fiscal year ended March 31, 2022.1

Name of Trustee	Aggregate Compensation from the Fund	Total Compensation from Fund and Fund Complex Paid to Trustees
Nabil N. El-Hage[2]	$20,000	$305,000
Cynthia R. Plouché[2]	$20,000	$20,000
Jason J. Price[2]	$20,000	$20,000
Susan B. Sweeney[2]	$20,000	$470,000
Thomas W. Okel[3]	$0	$70,000
Mark F. Mulhern[3]	$0	$70,000
Jill Olmstead[3]	$0	$67,500

1 The Fund commenced operations on January 7, 2022. The information provided herein with respect to the compensation paid to the Fund's Independent Trustees therefore covers the period from January 7, 2022 until the end of the Fund's fiscal year, March 31, 2022.

2  Messrs. El-Hage and Price and Mses. Plouché and Sweeney resigned as trustees of the Fund, effective as of August 23, 2022.

3  Messrs. Okel and Mulhern and Ms. Olmstead became trustees of the Fund, effective as of August 24, 2022.

The last sentence in the section entitled “Independent Registered Public Accounting Firm; Legal Counsel” in the SAI is deleted in its entirety and replaced with the following:

Morgan, Lewis & Bockius LLP, 1111 Pennsylvania Ave. NW, Washington, DC 20004-2541, serves as counsel to the Independent Trustees of the Fund.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE